Global Healthcare REIT Reports Second Quarter 2015 Results

Q2 Rental Revenue up 273% to $1.2 Million

ATLANTA, Georgia — August 14, 2015 — Global Healthcare REIT, Inc. (OTCQB: GBCS), a company that owns healthcare properties and leases them to senior care facility operators, reported results for the second quarter ended June 30, 2015.

Q2 2015 Highlights

•Rental revenue increased 273% to $1.2 million versus the same year-ago quarter

•Net loss to common stockholders improved to $0.1 million from a net loss to common stockholders of $0.2 in the same year-ago quarter.

•Paid quarterly cash dividend of $0.01 in Q2, marking the company’s fourth quarterly dividend.

Q2 2015 Financial Summary

Rental revenue increased 273% to $1.2 million in the second quarter of 2015, as compared to $0.3 million in the same year-ago quarter. The increase in revenue was due to the contribution of facilities acquired in 2014, with the number of facilities totaling 11 as of June 30, 2015 versus six at June 30, 2014.

Rental revenue in the second quarter of 2015 was derived from 10 out of 11 facilities in the company’s portfolio, with the Southern Hills independent living facility currently undergoing renovations that are scheduled for completion by the end of the year.

Total expenses were $0.6 million in the second quarter of 2015, compared to $0.4 million in the same year-ago quarter. The increase in total expenses was due to increased depreciation expense due to the addition of properties to the company’s portfolio in 2014, and related increased general and administrative expenses. As the company continues its acquisition campaign for healthcare real estate, it anticipates revenue and cash flow to increase while holding general and administrative costs relatively flat at approximately $205,000 per quarter, excluding costs related to the Tulsa independent living facility until the renovation is complete and an operator is in place.

Interest expense was $0.7 million in the second quarter of 2015, as compared to $0.1 million in the same year-ago quarter. The increase in interest expense is due to increased debt associated with new acquisitions.

Net loss to common stockholders was $0.1 million or $(0.01) per basic and diluted share in the second quarter of 2015, as compared to net loss of $0.2 million or $(0.01) per diluted share in the same year-ago period. The improvement in net loss to common stockholders in the quarter was primarily due to increased revenues.

Cash and cash equivalents totaled $1.0 million as of June 30, 2015, as compared to $0.5 million as of December 31, 2014.

Funds from operations (FFO) was $282,000 or $0.01 per share in the second quarter of 2015 (see “Use of Non-GAAP Financial Information,” below for the definition of FFO, a non-GAAP financial metric, as well as an important discussion about the use of this metric).  The company’s dividend percentage of FFO was 78.70% in the second quarter of 2015. Given that the company first began to track and report FFO in the first quarter of 2015, there is no comparative year-ago period for FFO.

Subsequent to the end of the second quarter of 2015, Global signed a definitive purchase agreement to acquire a 112-bed skilled nursing facility in Ridgeway, South Carolina for $3.0 million. The company expects to complete the transaction in the current quarter and finance the acquisition with a traditional bank loan.

Management Commentary

“The six acquisitions of skilled nursing facilities since the year-ago quarter helped drive strong quarter-over-quarter growth in rental revenue,” said Global Healthcare REIT’s president and CEO, Christopher Brogdon. “Our acquisition campaign for healthcare real estate is currently focused on closing our recently announced agreement to acquire a skilled nursing facility in South Carolina, which would represent our first facility in the state. As we grow our portfolio of senior care facilities, we anticipate revenue and cash flow to increase as we maintain corporate overhead relatively flat.”

Quarterly Dividend

The company paid a regular quarterly cash dividend in July in the amount of $0.01 per common share for the second quarter of 2015.

“We recently paid our fourth quarterly dividend and expect our dividend to grow over time with the growth in our healthcare facilities portfolio,” commented Brogdon. “If we can execute on our acquisition campaign and debt refinancing plans, we could double the dividend in the first quarter of 2016.”

Conference Call

Global Healthcare REIT will host a conference call next week to discuss the second quarter of 2015, followed by a question and answer period.

Date: Monday, August 17, 2015

Time: 10:00 a.m. Eastern time (7:00 a.m. Pacific time)

Dial-In number: 1-888-452-4004

International: 1-719-325-2497

Conference ID: 3268825

Webcast: http://public.viavid.com/index.php?id=115730

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through August 24, 2015.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 3268825

Summary of Property Portfolio

ALF = Assisted Living FacilitySNF = Skilled Nursing Facility     ILF= Independent Living Facility

Property Name	Property Count	Facility Type	Beds/Units	Gross Annual Rent	Location	Date Acquired
Middle Georgia	1	SNF	100 beds	$570,000	Eastman, GA	3-15-2013
Warrenton	1	SNF	110 beds	$334,448	Warrenton, GA	12-31-2013
Southern Hills	1	SNF	106 beds	$420,000	Tulsa, OK	2-7-2014
		ILF	86 units	Under renovations
		ALF	32 beds	$240,000
Goodwill	1	SNF	172 beds	$734,400	Macon, GA	5-19-2014
Edwards Redeemer	1	SNF	106 beds	$540,000	Oklahoma City, OK	9-16-2014
Golden Years Manor	1	SNF	141 beds	$763,000	Lonoke, AK	9-16-2014
Sparta	1	SNF	71 beds	$237,372	Sparta, GA	9-16-2014
Greene Point	1	SNF	71 beds	$254,220	Union Point, GA	9-16-2014
Meadowview	1	SNF	80 beds	$361,000	Seville, OH	9-30-2014
Total	9	11	1,075	$4.5 Million

About Global Healthcare REIT

Global Healthcare REIT acquires real estate properties primarily engaged in the healthcare industry, including skilled nursing homes, medical offices, hospitals and emergency care facilities. The company does not operate its own healthcare facilities, but leases its properties under long term operating leases. It currently owns interest in 11 facilities primarily across the Southeastern U.S. For further information, visit www.gbcsreit.com.

Forward-looking Statements

This press release may contain projection and other forward-looking statements. Any such statement reflects the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. There can be no assurance that the Company will be able to declare and pay cash dividends to common stockholders in the future, or the frequency or amount of such dividends, if any. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at http://www.sec.gov).

Note Regarding Non-GAAP Financial Measures

Beginning with the reporting of results for the first quarter of 2015, the company began to report the measures of funds from operations (FFO) and FFO per share.

Funds from Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (NAREIT), and FFO per share are important non-GAAP supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP.

FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, real estate depreciation and amortization and impairment charges, and adjustments for unconsolidated partnerships and joint ventures. The Company computes FFO in accordance with NAREIT's definition.

GLOBAL HEALTHCARE REIT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue
Rental Revenue	$ 1,162,359	$ 311,753	$ 2,285,673	$ 545,032
Expenses
General and Administrative	316,102	274,336	760,468	392,598
Acquisition Costs	-	-	-	180,455
Loss on Sale of Property and Equipment	-	-	-	381,395
Depreciation	306,014	97,423	610,725	168,504
Total Expenses	622,116	371,759	1,371,193	1,122,952
Income (Loss) from Operations	540,243	(60,006)	914,480	(577,920)
Other (Income) Expense
Bargain Purchase Gain	-	-	-	(3,000,000)
Interest Income	(24,092)	(22,063)	(63,164)	(51,330)
Interest Expense	654,697	148,094	1,339,011	367,776
Total Other (Income) Expense	630,605	126,031	1,275,847	(2,683,554)
Equity in Income (Loss) from Unconsolidated Partnership	-	(15,425)	53,688	(15,425)
Net Income (Loss)	(90,362)	(201,462)	(307,679)	2,090,209
Net Income Attributable to Noncontrolling Interests	(24,151)	(16,019)	(39,137)	(10,117)
Net Income (Loss) Attributable to Global Healthcare REIT, Inc.	(114,513)	(217,481)	(346,816)	2,080,092
Series D Preferred Dividends	(7,377)	(7,500)	(14,877)	(23,281)
Net Income (Loss) Attributable to Common Stockholders	$ (121,890)	$ (224,981)	$ (361,693)	$ 2,056,811
Per Share Data:
Net Income (Loss) per Share Attributable to Common Stockholders -
Basic	$ (0.01)	$ (0.01)	$ (0.02)	$ 0.11
Diluted	$ (0.01)	$ (0.01)	$ (0.02)	$ 0.10
Weighted Average Common Shares Outstanding:
Basic	22,018,906	19,720,478	21,961,607	18,437,408
Diluted	22,018,906	19,720,478	21,961,607	21,139,345

GLOBAL HEALTHCARE REIT, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS

Property and Equipment, Net	$ 39,970,460	$ 40,259,357
Cash and Cash Equivalents	968,179	533,597
Advances to Related Parties, Net of Allowance	433,211	353,211
Restricted Cash	524,561	904,157
Note Receivable	250,000	-
Notes Receivable - Related Parties, Net of Discount	685,216	1,186,822
Prepaid Expenses, Deferred Loan Costs, and Other	1,212,053	1,490,634
Goodwill	1,750,454	1,750,454

Total Assets	$ 45,794,134	$ 46,478,232

LIABILITIES AND EQUITY
Liabilities
Debt, Net	$ 37,310,837	$ 37,610,874
Accounts Payable and Accrued Liabilities	241,665	268,942
Dividends Payable	219,158	-
Lease Security Deposit	256,667	176,667

Total Liabilities	38,028,327	38,056,483
Commitments and Contingencies
Equity
Stockholders’ Equity
Preferred Stock:
Series A - No Dividends, $2.00 Stated Value, Non-Voting; 2,000,000 Shares Authorized, 200,500 Shares Issued and Outstanding	401,000	401,000

Series D - 8% Cumulative, Convertible, $1.00 Stated Value, Non-Voting; 1,000,000 Shares Authorized, 375,000 Shares Issued and Outstanding	375,000	375,000

Common Stock - $0.05 Par Value; 50,000,000 Shares Authorized, 22,237,352 and 21,640,051 Shares Issued and Outstanding at June 30, 2015 and December 31, 2014, Respectively	1,111,867	1,082,003
Additional Paid-In Capital	8,620,682	8,540,520
Retained Earnings (Accumulated Deficit)	(586,645)	212,573
Total Global Healthcare REIT, Inc. Stockholders’ Equity	9,921,904	10,611,096

Non-controlling Interests	(2,156,097)	(2,189,347)

Total Equity	7,765,807	8,421,749

Total Liabilities and Equity-	$ 45,794,134	$ 46,478,232

Investor Relations Contact:

Ron Both

Liolios Group, Inc.

Tel 949-574-3860

gbcs@liolios.com